Exhibit 99.1

May 2, 2005

<<Investor>>

<<Street Address>>

<<City, State, Zip Code>>

Re: First Quarter 2005 Wells Limited Partnership Fact Sheets

Dear <<Investor>>:

In our ongoing effort to help you stay up-to-date on your Wells limited partnership investment, we have enclosed a first quarter 2005 fact sheet for each fund in which you are a limited partner. The fact sheet provides valuable information about each portfolio, including the annualized yield and tax passive losses, property activity, and current leasing percentages. For further details, you may access the first quarter 2005 Form 10-Q filing for your fund(s), which will be available after May 16 on the Wells Web site at www.wellsref.com. The login is “investor,” and the password is “growth.”

For your reference, the following summarizes the list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund I, Class A, 00 Units, Net Amount Invested>>

<<Fund I, Class B, 00 Units, Net Amount Invested >>

<<Fund II, Class A, 00 Units, Net Amount Invested >>

<<Fund II, Class B, 00 Units, Net Amount Invested >>

<<Fund II-OW, Class A, 00 Units, Net Amount Invested >>

<<Fund II-OW, Class B, 00 Units, Net Amount Invested >>

<<Fund III, Class A, 00 Units, Net Amount Invested >>

<<Fund III, Class B, 00 Units, Net Amount Invested >>

<<Fund IV, Class A, 00 Units, Net Amount Invested >>

<<Fund IV, Class B, 00 Units, Net Amount Invested >>

<<Fund V, Class A, 00 Units, Net Amount Invested >>

<<Fund V, Class B, 00 Units, Net Amount Invested >>

<<Fund VI, Class A, 00 Units, Net Amount Invested >>

<<Fund VI, Class B, 00 Units, Net Amount Invested >>

<<Fund VII, Class A, 00 Units, Net Amount Invested >>

<<Fund VII, Class B, 00 Units, Net Amount Invested >>

<<Fund X, Class A, 00 Units, Net Amount Invested >>

<<Fund X, Class B, 00 Units, Net Amount Invested >>

<<Fund XI, Class A, 00 Units, Net Amount Invested >>

<<Fund XI, Class B, 00 Units, Net Amount Invested >>

<<Fund XII, Cash Preferred, 00 Units, Net Amount Invested >>

<<Fund XII, Tax Preferred, 00 Units, Net Amount Invested >>

<<Fund XIII, Cash Preferred, 00 Units, Net Amount Invested >>

<<Fund XIII, Tax Preferred, 00 Units, Net Amount Invested >>

<<Fund XIV, Cash Preferred, 00 Units, Net Amount Invested >>

<<Fund XIV, Tax Preferred, 00 Units, Net Amount Invested >>

(over)

Also, if you have not already done so, please consider signing up for electronic communications in order to save partnership expenses. Not only will you receive information quickly and securely, you will help reduce mailing costs borne by the partnership. Simply call a Client Services Specialist today at 800-557-4830, and they’d be happy to assist you.

We value your support of Wells Real Estate Funds and thank you for allowing us to serve your investment needs.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

Wells Real Estate Fund XIV, L.P. Fact Sheet        XIV

DATA AS OF MARCH 31, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2005	PERCENT OWNED
Siemens – Orlando	100%	53%
Randstad – Atlanta	100%	53%
7500 Setzler Parkway	100%	53%

WEIGHTED AVERAGE	100%

FUND FEATURES

OFFERING DATES	May 2003 – Current

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Published at close

AMOUNT RAISED	$33,256,836

ANNUALIZED YIELD — PER “CASH-PREFERRED” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	5.00%	—	—	—	—
2004	6.75%	6.75%	4.75%	5.25%	5.88%
2003	N/A	0.00%	0.00%	3.30%	1.30%

TAX PASSIVE LOSSES – “TAX-PREFERRED” PARTNERS

2004	2003	2002	2001	2000	1999
3.99%	0.98%	N/A	N/A	N/A	N/A

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XIV is in the fund-raising and investing phase of its life cycle. The Fund now owns interests in three properties, all of which are 100% leased. Our focus in the near term is to continue to identify high-quality core assets for acquisition that will provide diversification to the existing assets. We currently have an asset under letter of intent and anticipate a closing in the second quarter of 2005.

The first quarter 2005 operating distributions to the Cash-Preferred unit holders were 5.00%, a slight decrease from the 5.25% distribution rate for the prior quarter. The General Partners anticipate that operating distributions may remain low in the near term, depending on the timing of new acquisitions.

Property Summary

•	The Siemens – Orlando building was acquired in October 2003. The property is 100% leased to four tenants, and the major lease to Siemens extends to 2009.

•	Randstad – Atlanta was acquired in December 2003. This office property is 100% leased, and the expiration is in 2013.

•	7500 Setzler Parkway is located in Brooklyn Park, Minnesota. This asset was acquired in March 2004 and is 100% leased to R. R. Donnelley & Sons until 2010.

For further information, please refer to Fund XIV’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ105-04	© 2005 Wells Real Estate Funds